                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              Grand Casinos, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              Grand Casinos, Inc.

                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1998

TO THE SHAREHOLDERS OF GRAND CASINOS, INC.:

     Please take notice that the Annual Meeting of Shareholders of Grand Casinos, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota on May 15, 1998, at 3:00 p.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect eight directors.

     2. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on March 18, 1998, will be entitled to vote at the meeting or any adjournments thereof.

A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          GRAND CASINOS, INC.

                                          Timothy J. Cope Signature

                                          Timothy J. Cope,
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary

March 27, 1998

                              GRAND CASINOS, INC.
                               130 CHESHIRE LANE
                          MINNETONKA, MINNESOTA 55305

                                PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 15, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Grand Casinos, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held May 15, 1998. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was March 27, 1998. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on March 18, 1998 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     The Company has outstanding one class of voting securities, common stock, $0.01 par value, of which 42,008,793 shares were outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth as of the Record Date certain information regarding the beneficial ownership of shares of common stock by each director of the Company, each nominee for director, each of the executive officers listed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                                PERCENT OF
                      BENEFICIAL OWNER                         NUMBER             CLASS
                      ----------------                         ------           ----------
Lyle Berman(1)..............................................  4,751,462(2)         11.2
Stanley M. Taube............................................  1,127,647(3)          2.7
Neil I. Sell, as sole trustee of four irrevocable trusts for
  the benefit of Lyle Berman's children.....................  1,242,000(4)          3.0
Neil I. Sell................................................     67,797(5)            *
Thomas J. Brosig............................................    648,245(6)          1.5
Joseph Galvin...............................................     58,500(7)            *
Timothy J. Cope.............................................     54,000(8)            *
Ronald Kramer...............................................     14,800(9)            *
Morris Goldfarb.............................................     87,822(10)           *
David L. Rogers.............................................     86,057(11)           *
Joel N. Waller..............................................     56,437(12)           *
Heartland Advisors, Inc. ...................................  2,662,100(13)         6.3
  790 North Milwaukee Street
  Milwaukee, WI 53202
All directors and executive officers as a group (ten
  persons)..................................................  8,194,766(14)        19.1

-------------------------
 *  Less than one percent.

 (1) The address of such person is 130 Cheshire Lane, Minnetonka, Minnesota, 55305.

 (2) Includes 400,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 82,500 shares beneficially owned by Mr. Berman's spouse. Also includes 45,615 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman, and 23,000 shares held by the Nate Berman Family Trust.

 (3) Includes 1,091,647 shares held by S.M. Taube & Co., Inc., a corporation controlled by Stanley M. Taube and 12,000 shares beneficially owned by Mr. Taube's spouse. Mr. Taube disclaims beneficial ownership of shares owned by his spouse. Also includes 24,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (4) Mr. Sell has disclaimed beneficial ownership of such shares.

 (5) Includes 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (6) Includes 67,350 shares beneficially owned by Mr. Brosig's spouse. Also includes 150,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (7) Represents 58,500 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (8) Represents 54,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

 (9) Includes 2,000 shares beneficially owned by a partnership in which the general partner is a corporation wholly owned by Mr. Kramer. Also includes 12,800 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(10) Includes 1,000 shares held by Mr. Goldfarb as custodian under the Uniform Gifts to Minors Act and 60,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(11) Includes 33,000 shares beneficially owned by Mr. Rogers' spouse, and 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(12) Includes 1,368 shares beneficially owned by Mr. Waller's spouse and 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(13) Includes 46,500 shares as to which the holder has sole dispositive, but not sole voting power.

(14) Includes shares held by corporations controlled by such officers and directors and 912,300 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

     The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified. All of the persons listed below, except Mr. Cope, are now serving as directors of the Company. All of the persons listed below have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:

     LYLE BERMAN, age 56, has been the Chairman of the Board of Directors of the Company since October 1991. Mr. Berman served as the Company's Chief Executive Officer from October 1991 to March 1998. Mr. Berman is also a director of G-III Apparel Group Ltd ("G-III"), Innovative Gaming Corporation of America ("IGCA"), New Horizon Kids Quest, Inc. ("Kids Quest") and Wilsons The Leather Experts Inc. ("Wilsons"). Mr. Berman is Chairman of the Board and Chief Executive Officer of Rainforest Cafe, Inc. ("Rainforest"). Mr. Berman was a member of the Board of Directors of Stratosphere Corporation from July 1994 to July 1997, and served as the Chairman of the Board of Directors of Stratosphere from July, 1996 to July, 1997. From July, 1994 through October 1996, Mr. Berman was Stratosphere's Chief Executive Officer. Stratosphere filed for reorganization under Chapter 11 of the Bankruptcy Code on January 27, 1997.

     THOMAS J. BROSIG, age 48, has been President and a director of the Company since September 1996. Mr. Brosig was Executive Vice President of the Company from August 1994 through September 1996 and President of the Company from May 1993 through August 1994. Mr. Brosig also served as the Company's Chief Operating Officer from October 1991 to May 1993 and as the Company's Chief Financial Officer from October 1991 to January 1992. Mr. Brosig is a director of G-III, Wilsons and Famous Dave's of America, Inc. In March 1998, Mr. Brosig was named Chief Executive Officer of the Company.

     TIMOTHY J. COPE, age 46, has been the Chief Financial Officer of the Company since January 20, 1994 and an Executive Vice President since April of 1997. Mr. Cope was the Company's Vice President Finance from August 1993 through January 1994. From May 1986 through August 1992, Mr. Cope was the vice president -- finance and administration of Bally's Grand, Reno and after the sale of Bally's Grand, Reno to the Hilton Corporation in August 1992 served as the vice president -- finance of The Reno Hilton until August 1993. From January 1984 through May 1986, Mr. Cope was the vice president of finance of MGM Grand Reno.

     MORRIS GOLDFARB, age 47, has been a director since December 1992. Mr. Goldfarb is a director and the president and chief executive officer of G-III. Mr. Goldfarb has served as either the president or vice president of G-III and its predecessors since their formation in 1974. Mr. Goldfarb is a director of Wilsons.

     RONALD J. KRAMER, age 39, has been a director of the Company since March 1995. Mr. Kramer is the Chairman of the Board and Chief Executive Officer of Ladenburg, Thalmann Group Inc., an investment banking firm where he has been employed for over five years. Mr. Kramer is also a director of Griffon Corporation and New Valley Corporation. Ladenburg has periodically provided investment banking services to the Company.

     DAVID L. ROGERS, age 55, has been a director of the Company since October 1991. Mr. Rogers has been President of Wilsons since March 1992. From November 1988 through March 1992, Mr. Rogers was executive vice president and chief operating officer of Wilsons. Mr. Rogers is a director of Wilsons and Rainforest.

     NEIL I. SELL, age 56, has been a director of the Company since October 1991. Mr. Sell is also a director of U.S. Foodservice, Inc. Rykoff-Sexton, Inc. and, until July 31, 1997, was a director of Stratosphere. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman Borman & Brand, LLP, which has rendered legal services to the Company.

     JOEL N. WALLER, age 58, has been a director of the Company since October 1991. Mr. Waller has been Chairman and Chief Executive Officer of Wilsons since March 1992. Mr. Waller was President of Wilsons from 1983 through March 1992. Mr. Waller is also a director of Damark International, Inc. and Rainforest.

PROXIES AND VOTING

     The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of common stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the eight nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years (or such shorter applicable period) awarded to or earned by the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and a certain former executive officer of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                          ANNUAL COMPENSATION      SECURITIES      ALL OTHER
                                               FISCAL    ---------------------     UNDERLYING     COMPENSATION
        NAME AND PRINCIPAL POSITION             YEAR     SALARY($)    BONUS($)      OPTIONS          (4)($)
        ---------------------------            ------    ---------    --------     ----------     ------------
Lyle Berman................................     1997      722,729     325,000             --            --
Chairman of the Board and                       1996      609,615          --      1,000,000            --
Chief Executive Officer                         1995      500,000     520,000             --            --

Thomas J. Brosig(1)........................     1997      455,940     225,000             --         1,596
President                                       1996      248,654          --        300,000         1,500
                                                1995      150,000      96,000             --           404
Stanley M. Taube...........................     1997      125,000      62,500             --            --
Executive Vice President                        1996      125,042          --         60,000            --
                                                1995      250,000     160,000             --            --
Timothy J. Cope(2).........................     1997      207,116     105,000         75,000         1,600
Executive Vice President,                       1996      175,577      16,033             --         1,500
Chief Financial Officer and                     1995      144,616      72,000         45,000           346
Secretary

Joseph Gavin(3)............................     1997      216,420     107,500         87,000            --
Executive Vice President,                       1996      170,500      18,633             --            --
Chief Administrative Officer
and Assistant Secretary

-------------------------
(1) Mr. Brosig was President of the Company from May 1993 through August 1994, when he was appointed Executive Vice President. In September, 1996, Mr. Brosig was appointed President of the Company, and in March 1998, Mr. Brosig replaced Mr. Berman as Chief Executive Officer.

(2) Mr. Cope was appointed Chief Financial Officer in January 1994, Secretary in May 1995 and Executive Vice President in April 1997. From August 1993 through January 1994, Mr. Cope was Vice President of Finance.

(3) Mr. Galvin was appointed Chief Administrative Officer in November 1996 and was promoted to the position of Executive Vice President in April 1997. From March 1992 to November 1996, Mr. Galvin served the Company as Vice President of Security.

(4) The compensation reported represents the amount of Company contributions to the Company's 401(k) plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes information with respect to options granted to the executive officers named in the Summary Compensation Table during the last fiscal year.

                                                      INDIVIDUAL GRANTS(1)
                                  ------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                      PERCENTAGE OF                                OF ASSUMED ANNUAL RATES
                                      NUMBER OF       TOTAL OPTIONS                              OF STOCK PRICE APPRECIATION
                                     SECURITIES        GRANTED TO     EXERCISE OF                    FOR OPTION TERM(2)
                                  UNDERLYING OPTION   EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------
              NAME                     GRANTED         FISCAL YEAR     ($/SHARE)       DATE        5%($)           10%($)
              ----                -----------------   -------------   -----------   ----------     -----           ------
Lyle Berman.....................           --               --              --            --           --                --
Thomas J. Brosig................           --               --              --            --           --                --
Stanley M. Taube................           --               --              --            --           --                --
Timothy J. Cope.................       75,000             5.24           11.00       2-28-07      518,838         1,314,838
Joseph Galvin...................       87,000             6.08           11.00       2-28-07      601,852         1,525,212

-------------------------
(1) All options were granted at a price equal to the fair market value of the Company's common stock on the date of grant. Options become exercisable in five equal 20 percent annual increments beginning on the first anniversary of the date of grant.

(2) Amounts shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table summarizes information with respect to options held by the executive officers named in the Summary Compensation Table and the value of the options held by such persons as of the end of the last fiscal year.

                             SHARES                                                              VALUE OF UNEXERCISED
                            ACQUIRED                        NUMBER OF UNEXERCISED                IN-THE-MONEY OPTIONS
                               ON          VALUE             OPTIONS AT FY-END(#)                    AT FY-END($)
                            EXERCISE      REALIZED      ------------------------------      ------------------------------
           NAME               (#)           ($)         EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
           ----             --------      --------      -----------      -------------      -----------      -------------
Lyle Berman................    --            --           400,000           600,000          1,050,000         1,575,000
Thomas J. Brosig...........    --            --           150,000           300,000            656,550           962,700
Stanley M. Taube...........    --            --            24,000            36,000             63,000            94,500
Timothy J. Cope............    --            --            54,000            84,000            192,531           248,514
Joseph Gavin...............    --            --            58,500            81,600            237,287           221,196

                         TEN-YEAR OPTION/SAR REPRICINGS

                                      NUMBER OF                                                        LENGTH OF ORIGINAL
                                     SECURITIES       MARKET PRICE OF                         NEW         OPTION TERM
                                  UNDERLYING OPTION    STOCK AT TIME    EXERCISE PRICE AT   EXERCISE   REMAINING AT DATE
         NAME            DATE         REPRICED         OF REPRICING     TIME OF REPRICING    PRICE        OF REPRICING
         ----            ----     -----------------   ---------------   -----------------   --------   ------------------
Lyle Berman...........  2-27-97       1,000,000            11.00              32.00          11.00           9 years
Chief Executive
  Officer
Thomas J. Brosig......  2-27-97         300,000            11.00             17.625          11.00          10 years
President
Stanley M. Taube......  2-27-97          60,000            11.00             32.125          11.00           9 years
Executive Vice
  President

     The Company's Stock Option and Compensation Committee (the "Committee") decided to reprice the options enumerated above in response to a precipitous decrease in the market price of the Company's common stock to a level which, in the opinion of the Committee, had the effect of eliminating substantially all the incentive value of such options. In recognition of the Company's failed investment in Stratosphere and the related financial consequences to the Company, the Committee decided to pay no bonus to Mr. Berman, Mr. Brosig and Mr. Taube for all of 1996. The Committee concluded, however, that short-term financial performance considerations should not unduly influence long-term compensation strategies. The Committee believes that stock options play an extremely important role in attracting talented executives, and motivating them to perform up to their full potential. Accordingly, the Committee determined that a repricing of options to current market value was both necessary and consistent with its strategy of providing executives with tangible long-term performance incentives.

DIRECTOR COMPENSATION

     The Company pays each director who is not otherwise employed by the Company an annual fee of $15,000. The Company also pays each director not otherwise employed by the Company $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting of the Board of Directors attended. In addition, the 1995 Director Stock Option Plan (the "1995 Director Plan") provides that each non-employee director in office at the time of the Plan's adoption, and each subsequent non-employee director at the time of his or her initial election to the Board will receive a one-time grant of options to purchase up to 30,000 shares of common stock at an option exercise price equal to the fair market value of such shares on the respective grant date. These options will have a ten year term and will generally become exercisable in five equal annual installments commencing on the first anniversary of the grant date. Pursuant to the 1995 Director Plan, each of Messrs. Goldfarb, Rogers, Sell and Waller received a one-time grant of options to purchase 30,000 shares of common stock at an exercise price of $10.42. Mr. Kramer received an option to purchase 32,000 shares of common stock at an exercise price of $32.00. On February 27, 1997, Mr. Kramer's options were repriced at $11.00 per share, the fair market value of the Company's common stock on such date. These options have ten year terms and generally become exercisable in five equal annual installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997 the Company's Compensation and Stock Option Committee was comprised of Messrs. David L. Rogers and Joel N. Waller. Messrs. Rogers and Waller are directors and executive officers of Wilsons. Lyle Berman and Thomas
J. Brosig, directors and executive officers of the Company, and Morris Goldfarb, a director of the Company, are directors of Wilsons. During fiscal 1997, Messrs. Brosig and Goldfarb served on the Compensation Committee of the Board of Directors of Wilsons.

     The Company owns approximately 38% of the common stock issued by Stratosphere Corporation ("Stratosphere"). Stratosphere and its wholly owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     In October 1997, the Company announced that it had not been able to reach an agreement with holders of a significant portion of Stratosphere's First Mortgage Notes for a consensual reorganization of Stratosphere that would involve the Company's participation. The Company also announced that it had no intention of participating in any plan of reorganization for Stratosphere.

     In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement (the "Standby Equity Commitment") between Stratosphere and the Company. The Company agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years does not exceed $50.0 million.

     Based on provisions of the U.S. Bankruptcy Code that the Company contends apply to the Standby Equity Commitment, the Company has asserted that the enforceability of the Standby Equity Commitment is in question. Both the Official Committee of Noteholders in the Stratosphere Bankruptcy case (the "Official Committee") and the current trustee under the indenture pursuant to which Stratosphere issued its First Mortgage Notes (the "Trustee") claim that the Standby Equity Commitment is enforceable.

     The enforceability of the Standby Equity Commitment is the subject of litigation to which the Company is a party in (i) the Stratosphere Bankruptcy case (as a result of a motion brought by the Official Committee), and (ii) the U.S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the Bankruptcy Court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the Bankruptcy Court's decision.

     Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to the Company during the last fiscal year.

EMPLOYMENT AGREEMENTS

     In November 1997, the Company entered into employment agreements (the "Agreements") with each of Lyle Berman and Thomas J. Brosig (each an "Executive"), the Company's Chief Executive Officer and President, respectively. Under the Agreements, Mr. Berman is to receive a minimum annual salary of $600,000 and Mr. Brosig will receive a salary of at least $450,000 per year. In addition, each of Mr. Berman and Mr. Brosig are entitled to participate in the Company's incentive compensation programs. Each Agreement has a term of four years, subject to earlier termination in the event of the Executive's death, disability, resignation, or discharge by the Company. Upon an Executive's discharge from employment by the Company for reasons other than cause (as defined in the Agreements), the Company is obligated to pay the Executive a sum equal to one year's base salary and a pro rata portion of the Executive's incentive compensation for the year of termination. In the event of a change of control of the Company (as defined in the Agreements), each of the Executives has the right to resign from employment with the Company and receive a severance payment equal to his then current base salary for the greater of (i) 730 days or
(ii) the remaining term of the Agreement, plus a pro rata portion of the Executive's incentive compensation for the year of resignation. In addition, upon an Executive's severance from employment with the Company for any reason following a change of control, the Executive will have until the later of (i) the date which is six months after the date of severance or (ii) November 9, 2001 to exercise Executive's right to purchase shares of the Company's common stock under any then outstanding option agreement.

     In December 1997, Stanley M. Taube, formerly executive Vice President of the Company, was appointed President of Grand Casinos of Nevada I, Inc. ("Grand-Nevada"), a wholly owned subsidiary of the Company, pursuant to an employment agreement (the "Agreement") then entered into by and between Mr. Taube and Grand-Nevada. Under the terms of the Agreement, Mr. Taube is to receive an annual base salary of $150,000 plus a one-time bonus of $250,000, contingent upon the Company's development of certain real property prior to the expiration of the Agreement on December 31, 2000. The Agreement is subject to termination in the event of Mr. Taube's death, disability, resignation or discharge by the Company. Upon Mr. Taube's discharge from employment with Grand-Nevada for reasons other than cause (as defined in the Agreement), he will be entitled to receive his entire compensation due for the remainder of the term of the Agreement, including the bonus described above if the related condition precedent is satisfied before December 31, 2000. The Agreement also provides for the payment to Mr. Taube of the remainder of his compensation due for the full term of the Agreement upon Mr. Taube's decision to resign from employment following a change in control (as defined in the Agreement) in Grand-Nevada.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally have been made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries for the year ended December 28, 1997 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the

Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

     - Base salary compensation

     - Annual incentive compensation

     - Stock options

     Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions. Awards of stock grants under the 1991 Stock Option and Compensation Plan (the "Management Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives. The Management Plan also permits the Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. During 1997, the Compensation Committee granted options to acquire 75,000 and 87,000 shares of the Company's common stock, respectively, to Messrs. Cope and Galvin.

     The Compensation Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

     Prior to July 1994, Mr. Berman's annual compensation was fixed at 1.67% of the Company's annual pre-tax earnings. Subsequent to that date, the Committee established Mr. Berman's annual base salary at $500,000. Mr. Berman was paid a $320,000 bonus for fiscal year ended December 31, 1995. Earnings from operations increased from approximately $52 million in 1994 to $116 million during 1995, and decreased to $97 million for the year ended December 29, 1996. In April 1996, Mr. Berman's annual compensation was increased to $650,000, and Mr. Berman did not receive a bonus during fiscal 1996. In May 1996, Mr. Berman received a stock option grant covering 1,000,000 shares, exercisable at $32.00 per share, the fair market value of the Company's common stock on such date. On February 27, 1997, this stock option was repriced at $11.00 per share, the fair market value of the Company's common stock on such date.

     In November 1997, the Company entered into four-year employment agreements with each of Lyle Berman and Thomas J. Brosig. Pursuant to such agreements, Mr. Berman and Mr. Brosig will receive minimum annual base salaries of $600,000 and $450,000, respectively. Mr. Berman and Mr. Brosig are also entitled to participate in the Company's incentive compensation programs. During the year ended December 28, 1997, Mr. Berman and Mr. Brosig received bonuses of $325,000 and $225,000, respectively, and earnings from operations increased 42 percent from $97 million in 1996 to $138 million in 1997.

     The Company is reviewing the impact of the limitation on deductibility of certain amounts in excess of $1 million per year paid or accrued as compensation for certain executive officers.

DAVID L. ROGERS
JOEL N. WALLER

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's common stock price in the period from December 27, 1991 to December 28, 1997, to the S&P 500 Stock Index and to a "peer group" index created by the Company over the same period. The "peer group" index consists of the common stock of: Circus Circus Enterprises Inc., Elsinore Corporation, MGM Grand, Inc., Player's International, Inc., Harrahs Entertainment Inc., Mirage Resorts, Incorporated, President Casinos, Inc., Casino Magic Corp. and Casino America, Inc. These corporations are involved in various aspects of the gaming industry. The presentation assumes that the value of an investment in each of the Company's common stock, the S&P 500 Index, and the peer group index was $100 on December 27, 1991, and that any dividends paid were reinvested in the same security.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG GRAND CASINOS, INC., THE S & P 500 INDEX AND A PEER GROUP

                                                       GRAND
               MEASUREMENT PERIOD                     CASINOS,            PEER
             (FISCAL YEAR COVERED)                      INC.             GROUP           S & P 500
12/91                                                          100               100               100
12/92                                                          220               175               108
12/93                                                          315               326               118
12/94                                                          185               220               120
12/95                                                          465               256               165
12/96                                                          270               284               203

-------------------------
* $100 invested on 12/31/92 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

STRATOSPHERE CORPORATION

     The Company owns approximately 38% of the common stock issued by Stratosphere Corporation ("Stratosphere"). Stratosphere and its wholly-owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its wholly-owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     In October 1997, the Company announced that it had not been able to reach an agreement with holders of a significant portion of Stratosphere's First Mortgage Notes for a consensual reorganization of Stratosphere that would involve the Company's participation. The Company also announced that it had no intention of participating in any plan of reorganization for Stratosphere.

     In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement (the "Standby Equity Commitment") between Stratosphere and the Company. The Company agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years does not exceed $50.0 million.

     Based on provisions of the U.S. Bankruptcy Code that the Company contends apply to the Standby Equity Commitment, the Company has asserted that the enforceability of the Standby Equity Commitment is in question. Both the Official Committee of Noteholders in the Stratosphere Bankruptcy case (the "Official Committee") and the current trustee under the indenture pursuant to which Stratosphere issued its First Mortgage Notes (the "Trustee") claim that the Standby Equity Commitment is enforceable.

     The enforceability of the Standby Equity Commitment is the subject of litigation to which the Company is a party in (i) the Stratosphere Bankruptcy case (as a result of a motion brought by the Official Committee), and (ii) the U.S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the Bankruptcy Court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the Bankruptcy Court's decision.

NEW HORIZON KIDS QUEST, INC.

     New Horizon Kids Quest, Inc. ("New Horizon") owns and operates Kids Quest(SM) child care entertainment centers in casinos owned or managed by the Company. The Company beneficially owns approximately 28% of New Horizon's common stock. Lyle Berman, Chairman of the Board and a principal shareholder of the Company, is a director of New Horizon. Since 1992, the Company has entered into three separate agreements with New Horizon pursuant to which New Horizon Kids Quest activity centers have been developed and are being operated at various casinos owned by the Company. Although the precise terms of each of the agreements with New Horizon vary by location, each provides for a profit sharing arrangement in which New Horizon manages and operates a Kids Quest center and pays a percentage of the center's pre-tax gross operating profits to the Company. Under these agreements, New Horizon paid the Company $200,045 in 1997. The agreements also typically provide for a minimum guaranteed management fee to be paid to New Horizon by the Company, which also varies by location, as well as a child care rate subsidy from the Company against New Horizon operating losses at the Company's locations. Under the subsidy provisions, the Company paid $472,503 in 1997 to New Horizon. Under the guaranty provisions, the Company paid $50,000 in 1997.

     Pursuant to an indemnification agreement entered into in December 1997 by and between the Company and Mr. Berman, the Company has agreed to indemnify Mr. Berman for any damages incurred by Mr. Berman and arising out of his acts and omissions as a director of New Horizon.

OTHER MATTERS

     Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to the Company during the last fiscal year.

                           PROPOSALS OF SHAREHOLDERS

     All proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before November 27, 1998.

                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held nine meetings during the fiscal year ended December 28, 1997. The Company has an audit committee and a compensation and stock option committee, but does not have a nominating committee of the Board of Directors.

     The Company's audit committee, which consisted of Messrs. David L. Rogers, Neil I. Sell and Joel N. Waller, held two meetings during the fiscal year ended December 28, 1997. The audit committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Compensation Committee, which consisted of Messrs. David L. Rogers and Joel N. Waller, held one meeting during the fiscal year ended December 28, 1997. The Compensation Committee reviews the Company's remuneration policies and practices, makes recommendations to the Board in connection with all compensation matters affecting the Company and administers the Management Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 28, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as independent public accountants for the Company since May, 1995. A representative of Arthur Andersen LLP is expected to attend this year's Annual Meeting of Shareholders and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          GRAND CASINOS, INC.

                                          TIMOTHY COPE

                                          Timothy J. Cope
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            GRAND CASINO, INC. PROXY
               FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 15, 1998

         The undersigned, a shareholder of Grand Casinos, Inc., hereby appoints Lyle Berman, Thomas J. Brosig and Timothy J. Cope, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Grand Casinos, Inc. to be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota on May 15, 1998, at 3:00 p.m., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

              1.   ELECTION OF DIRECTORS
                   [ ]  FOR all nominees (except as marked to     [ ]  WITHHOLD AUTHORITY to vote for all
                        the contrary below)                            nominees listed below
                               LYLE BERMAN, THOMAS J. BROSIG, MORRIS GOLDFARB, RONALD KRAMER,
                               DAVID L. ROGERS, NEIL I. SELL, TIMOTHY J. COPE, JOEL N. WALLER
                   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT
                   NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

              ---
              2.   Upon such other business as may properly come before the meeting or any adjournments thereof.

        (Continued, and TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (continued from other side)

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Annual Meeting of Shareholders.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposal set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.

                                            Dated  ,1998

                                            -------------------------------

                                            -------------------------------

                                            (Shareholder must sign exactly
                                            as the name appears at left.
                                            When signed as a corporate
                                            officer, executor,
                                            administrator, trustee,
                                            guardian, etc., please give
                                            full title as such. Both joint
                                            tenants must sign.)